Exhibit 10.2

Non-statutory Stock Option Agreement

Pursuant to The

RenovaCare, Inc. 2013 Long Term Incentive Plan

This Non-statutory Stock Option Agreement dated as of July 26, 2021 (the “Effective Date”) between RenovaCare, Inc., a Nevada Corporation (the “Company”), and Justin Frere, an individual residing in the State of California (the “Participant”).

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived here from, the parties hereto agree as follows:

1.   Option Information.

(a) Date of Option:	July 26, 2021 (the “Grant Date”)
(b) Participant:	Justin Frere
(c) Number of Option Shares:	50,000 as follows:

Vesting Date	Number of Option Shares Vesting	Initial Exercise Price Per Option Share
Effective Date	25,000	$1.72
6 months subsequent to Effective Date	25,000	$1.72

(d) Term of Option:	Ten years

2.   Acknowledgements; Option Shares.

(a)        Participant is a member of the Company’s Executive Management (the “Company Relationship”).

(b)       In recognition of Participant’s appointment to the position of Chief Financial Officer in April 2021, the Company agreed to issue Participant a stock option to purchase up to 50,000 shares (the “Option Shares”) of the Company’s Common Stock (the “Common Stock”) subject to certain terms and conditions, which terms and conditions Participant acknowledges and agrees have been included in this Agreement.

(d)        Accordingly, the Board has authorized and granted to Participant this non-statutory stock option (“Option”), pursuant to the Company’s 2013 Long Term Incentive Plan (the “Plan”), to purchase up to 50,000 shares of common stock of the Company (“Common Stock”) upon the terms and conditions hereinafter stated and pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”).

3.   Exercise Price.   Participant has the right to purchase, upon and subject to the terms and conditions herein stated, the Option Shares, to the extent vested, for the per Option Share purchase price of $1.68, the closing price of shares of Common Stock on the OTC Market Pink Sheets on the Grant Date (“Per Share Exercise Price”).

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4.   Term of Option.  The term of the Option (the “Term”) shall commence on the Grant Date and shall expire, and all rights hereunder to purchase the Option Shares shall terminate, on the ten-year anniversary date of the Grant Date (the “Option Expiration Date”). Nothing contained herein shall be construed to interfere in any way with the right of the Company to terminate Participant, or to increase or decrease the compensation paid to Participant from the rate in effect as of the date hereof.

5.    Vesting; Exercise; and Payment of the Aggregate Exercise Price.

5.1 Vesting. The Option vest as set forth in Section 1(c) above.

5.2 Exercise. Subject to the further provisions of this Agreement, the Option, to the extent that all or a portion of the Option has vested, may be exercised as to such vested amount, in whole or in part and from time to time, during the Term, by delivery to the Company of a written or electronic notice, substantially in the form of Exhibit A hereto (the “Exercise Notice”), stating the number of whole Option Shares to be purchased; the Exercise Notice shall be accompanied by payment of the Aggregate Exercise Price of the Option Shares to be purchased. For purposes of this Agreement, the term “Aggregate Exercise Price” shall mean the dollar amount obtained by multiplying (i) the Per Share Exercise Price by (ii) the number of Option Shares being purchased.

5.3 Payment of Aggregate Exercise Price.

5.3.1 The Aggregate Exercise Price of the Option Shares shall be paid:

(i) in cash or by certified check or bank draft payable to the order of the Company; or

(ii) to the extent permitted by applicable law, through a broker-assisted cashless exercise by delivering, along with a properly executed exercise notice to the Company, a copy of irrevocable instructions to a broker to deliver promptly to the Company the aggregate exercise price and, if requested by the Participant, the amount of any applicable federal, state, local or foreign withholding taxes required to be withheld by the Company, provided, however, that such exercise may be implemented solely under a program or arrangement established and approved by the Company with a brokerage firm selected by the Company;

(iii) at any time prior to the Company’s listing of any of its securities for trading on a “national stock exchange,” pursuant to “a net issue” or “cashless” exercise pursuant to Section 5.3.2 below; or,

(iv) by any other method approved by the Board or its Compensation Committee, if any, or

(v) by a combination of the foregoing.

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5.3.2 Subject to the provisions of Section 3(b) (iii) above, in lieu of exercising the Option pursuant to Section 5.3.1 (i) and (ii) above the Participant may elect to receive Option Shares equal to the value of the Option (or portion thereof being exercised) by delivery of the Exercise Notice together with this Agreement to the Company, in which event the Company shall issue to the Participant a number of Option Shares computed using the following formula:

Y (A-B)

X = ———————

A

Where:

X =        the number of the Option Shares to be issued to the Participant;

Y =        the number of the vested Option Shares purchasable under the Option or if only a portion of the Option is being exercise, the portion being exercised;

A =        the fair market value of one share of the Company’s common stock on the date prior to the date of exercise; and

B =        the per share Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 5.3.2, the “per share fair market value” of the Option Shares shall mean:

(i) If the Company’s Common Stock is publicly traded, the per share fair market value of the Option Shares shall be the closing price of the Common Stock as quoted on the OTC Market Group’s Pink Sheets, or on such other exchange or trading platform on which the Company’s Common Stock may then be listed or quoted for trading, on the trading day immediately preceding the date of exercise;

(ii) If the Company’s Common Stock is not so publicly traded, the per share fair market value of the Option Shares shall be such fair market value as is determined in good faith by the Board of Directors of the Company after taking into consideration factors it deems appropriate, including, without limitation, recent sale and offer prices of the capital stock of the Company in private transactions negotiated at arm’s length.

6.       Acceleration of Vesting and Modifications.

6.1 Generally. Subject to the terms and conditions and within the limitations of the Plan and Section 18, the Board may modify the Option, or, once an Option is exercisable, accelerate the rate at which it may be exercised, and may extend or renew outstanding Option granted under the Plan or accept the surrender of outstanding the Option (to the extent not theretofore exercised) and authorize the granting of new Option in substitution for such Option, provided such action is permissible under Section 422 of the Code and the Nevada and United States federal securities laws, regulations and rules. However, no modification of the Option shall, without the consent of the Participant, alter to the Participant’s detriment or impair any rights or obligations under any Option theretofore granted under the Plan.

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6.2 Acceleration upon Change in Control. Without limiting the generality of Section 6.1, in the event that, following a Change of Control (as defined below), the ESCA is terminated without Cause (as defined below) or not for Poor Performance (as defined below) on or prior to the tree-year anniversary of the Grant Date, then all unvested stock options hereunder, regardless of date or condition of vesting, shall vest as of the date of such termination. If, upon the Change of Control, (i) the Company shall cease to be a stand-alone publicly traded entity, or (ii) the acquiring entity is unwilling to assume the equity in an economically equivalent manner, then in either event, all equity shall be deemed to have vested two (2) days prior to the Change of Control, but only if such Change of Control shall actually be consummated.

For the purposes this Agreement, “Change of Control” shall mean;

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any individual, entity or group which, as of the date of this Agreement, beneficially owns more than ten percent (10%) of the then outstanding shares of common stock of the Company (the “Common Stock”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty (50%) or more of the then outstanding Common Stock; provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of fifty percent (50%) or more of outstanding Common Stock shall not constitute a Change of Control; and, provided, further, that any acquisition by an entity with respect to which, following such acquisition, more than fifty percent (50%) of the then outstanding equity interests of such entity, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock immediately prior to such acquisition of the outstanding Common Stock, shall not constitute a Change in Control; or

(b) the consummation of a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock of the corporation resulting from Merger; or

(c) the sale or other disposition of all or substantially all of the assets of the Company, excluding (a) a sale or other disposition of assets to a subsidiary of the Company; and (b) a sale or other disposition of assets to any individual, entity or group which, as of the date of this Agreement, beneficially owns more than ten percent (10%) of the then outstanding Common Stock.

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7.        Non-transferability of the Option. Except as authorized by the Board, the Option is non-transferable by the Participant except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and the Option may be exercised, during the lifetime of the Participant, only by the Participant or by the Participant’s guardian or legal representative or any transferee described above.

8.        Termination of the Company Relationship. If prior to the Option Expiration Date, the Company Relationship is terminated, the right to exercise the Option, to the extent vested, shall continue until the Option Expiration Date, but there shall be no further vesting of the Option following the effective date of the termination of the Company Relationship.

9.        Tax Matters.

9.1 The Option is intended to be a non-statutory stock option grant and shall not be treated as an incentive stock option within the meaning of Section 422(b) of the Code.

9.2 At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for (including by means of a cashless or net issue exercise to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Option, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Option, (ii) the transfer, in whole or in part, of any shares acquired upon exercise of the Option, (iii) the operation of any law or regulation providing for the imputation of interest, or (iv) the lapsing of any restriction with respect to any shares acquired upon exercise of the Option. The Participant is cautioned that the Option is not exercisable unless the tax withholding obligations of the Company are satisfied. Accordingly, the Participant may not be able to exercise the Option when desired even though the Option is vested, and the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.

9.3 The Participant should consult with a tax advisor before exercising the Option or disposing of the Shares to obtain advice as to the consequences of such exercise or disposition.

10.        Rights as a Stockholder. Participant or a transferee, if any, of the Option shall have no rights as a stockholder with respect to any Option Shares covered by such Option until the date when his purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date a stock certificate is issued, except as provided in the Plan.

11.        Adjustment in the Event of Change in Stock. In the event of any material change in the capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), and the number and kind of shares subject to the Option and/or the exercise price per share will be adjusted. The determination of the Board or a duly appointed committee thereof regarding any adjustment will be final and conclusive.

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12.        No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED THE COMPANY RELATIONSHIP FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

13.        Other Restrictions.

13.1 Board Discretionary Action. The exercise of the Option shall be subject to the requirement that, if at any time the Board or its Compensation Committee, if any, shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the Participant with respect to the disposition of shares of Common Stock is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such listing, registration, qualification, consent, or approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board or its Compensation Committee, if any.

13.2 Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of the Shares upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. THE PARTICIPANT IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE PARTICIPANT MAY NOT BE ABLE TO EXERCISE THE OPTIONS WHEN DESIRED EVEN THOUGH THE STOCK OPTIONS ARE VESTED. Questions concerning this restriction should be directed to the Company’s President and Chief Executive Officer or the Chief Financial Officer of the Company. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

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13.3 Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock subject to the provisions of this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Participant in order to carry out the provisions of this Section. The Company may, but will in no event be obligated to, register any securities issuable upon the exercise of all or any portion of the Option pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the exercise of the Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority. The certificates representing shares issued to Participant hereunder shall bear such legends as Company determines appropriate referring to restrictions on the transfer of such shares imposed by this Agreement and such other legends as are required or appropriate under applicable law.

13.4 Trading Restrictions. The Company may establish periods from time to time during which the Participant’s ability to engage in transactions involving the Company’s stock is subject to specific restrictions (“Restricted Periods”). Notwithstanding any other provisions herein, the Participant may not exercise Stock Option during an applicable Restricted Period unless such exercise is specifically permitted by the Company (in its sole discretion). The Participant may be subject to a Restricted Period for any reason that the Company determines appropriate, including, Restricted Periods generally applicable to employees or groups of employees or Restricted Periods applicable to the Participant during an investigation of allegations of misconduct or conduct detrimental to the Company by the Participant.

14.        Notices.

14.1 Any notice or other communication required or permitted pursuant to this Agreement shall be in writing and addressed as follows:

If to the Company:

RenovaCare, Inc.

 9375 E. Shea Blvd., Suite 107-A

Scottsdale, AZ 85260

Attention: Kaiyo Nedd, Chief Executive Officer

Email: knedd@renovacareinc.com.com

If to the Participant, to the following address:

Justin Frere

1247 10th Street

Los Osos, CA 93402

Email: justinfrere@gmail.com

 or, to such other address or facsimile number as any Party shall have furnished to the other in writing in accordance with this Section 14.

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14.2 Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

15.        Effect of Agreement. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and to any transferee or legal representative of the Participant pursuant to Section 7.

16.        Severability. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision and this Agreement shall be enforceable as so modified.

17.        Conflicts and Interpretation. This Agreement is subject to all the terms, conditions and provisions of the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Board or its Compensation Committee, if any has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations made by the Board or its Compensation Committee, if any, shall be binding on the Participant.

18.       Amendment. This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

19.        Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

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20.       Data Privacy Consent. As a condition of the grant of the Shares, Participant consents to the collection, use and transfer of personal data as described in this Section 20. Participant understands that the Company and its Subsidiaries hold certain personal information about Participant including Participant’s name, home address and telephone number, date of birth, social security number, salary, nationality, job title, ownership interests or directorships held in the Company or its Subsidiaries, and details of all stock options or other equity awards or other entitlements to shares of common stock awarded, cancelled, exercised, vested or unvested (“Data”). Participant further understand that the Company and its Subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of Participant’s participation in the Plan, and that the Company and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. Participant understands that these recipients may be located in the United States or elsewhere. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of common stock on Participant’s behalf, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer to a broker or other third party with whom Participant may elect to deposit any shares of common stock acquired under the Plan. Participant understands that Participant may, at any time, view such Data or require any necessary amendments to it.

21.  Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Exhibits and Schedules refer to the Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Any Exhibits or Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

22.        Laws Applicable to Construction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Nevada without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Nevada.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company and the Participant have executed and delivered this Agreement effective as of the date first above written to be effective as the Effective Date.

RenovaCare, Inc.

By:	/s/ Kaiyo Nedd
Name:	Kaiyo Nedd
Title:	Chief Executive Officer

PARTICIPANT

/s/ Justin Frere
Name:	Justin Frere

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EXHIBIT A

TO THE

NON-STATUTORY STOCK OPTION AGREEMENT

DATED AS OF JULY 26, 2021

BETWEEN

RENOVACARE, INC. AND JUSTIN FRERE

__________

Form of Notice of Exercise of Non-statutory Stock Option

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Form of Notice of Exercise of Non-Statutory Stock Option

RenovaCare, Inc.

9375 E. Shea Blvd, Suite 107-A

Scottsdale, AZ 85260

Attention: Kaiyo Nedd, Chief Executive Officer

Email: knedd@renovacareinc.com

Dear Sir:

This letter constitutes an unconditional and irrevocable notice that I hereby exercise [all] [a portion] of the Stock Option(s) granted to me by RenovaCare, Inc., a Nevada corporation (the “Company”) on July 26, 2021 (“date of grant, at a fair market value of US$1.72 per Share. Pursuant to the terms of the Stock Option Agreement dated July 26, 2021 between the undersigned and the Company (the “SOA”), I wish to purchase _______________ Option Shares covered by such Stock Option(s) at the Exercise Price(s) of US$ ______ per Option Share (based on the closing price on the trading immediately preceding the date of exercise of this option) or $________________in the aggregate.

Payment being made pursuant to the following section of the SOA (check as appropriate):

[ ] Section 5.3.1 (i);

[ ] Section 5.3.1 (ii);

[ ] Section 5.3.1 (iii) and 5.3.2;

[ ] Section 5.3.1 (iv)

[ ] Section 5.3.1 (v)

 If pursuant to Section 5.3.1 (iii) and 5.3.2 of the SOA and calculated as follows (subject to the Company’s confirmation):

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Please deliver these Shares as follows:

Name:

Address:

Social Security or TIN:

I represent that I will not dispose of such Shares in any manner that would involve a violation of applicable securities laws. By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2006 Incentive Plan, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

Dated:	By:

Name:

Email:

Phone:

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